Exhibit 21.1

Wilhelmina International, Inc. Subsidiaries

Subsidiary Name	State of Organization or Incorporation
Wilhelmina International, Ltd.	New York
Wilhelmina West, Inc.	California
LW1, Inc.	California
Wilhelmina Models, Inc.	New York
Wilhelmina Kids & Creative Management LLC*	New York
Wilhelmina-Miami, Inc.	Florida
Wilhelmina Artist Management LLC	New York
Wilhelmina Licensing LLC	Delaware
Wilhelmina Film & TV Productions LLC	Delaware

                                                   * 50% owned by Wilhelmina International, Ltd.